UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 29, 2009

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On July 29, 2009, Liberty Media Corporation (Liberty) and Liberty Entertainment, Inc., a wholly owned subsidiary of Liberty (LEI), entered into an amendment (the Merger Agreement Amendment) to the previously announced agreement and plan of merger with The DIRECTV Group, Inc. (the DIRECTV Group), and the other parties named therein, relating to the combination of the DIRECTV Group with LEI, a company to be split-off from Liberty.  In connection with this amendment, the DIRECTV Group also amended its by-laws to memorialize certain agreements among the parties.

These amendments provide for, among other things, the following:

•                  The July 31, 2009 deadline by which certain tax rulings had to be received from the IRS has been eliminated. Instead, the Merger Agreement Amendment provides that LEI shall have the right to terminate the Merger Agreement at any time after the second business day following the date on which Liberty provides written notice to DIRECTV that Liberty has received the private letter ruling relating to the qualification of the Split-Off (as defined in the Merger Agreement) as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, as amended, unless prior to such time DIRECTV has delivered to Liberty: (a) written notice that the rulings as to certain specified tax matters are reasonably acceptable to DIRECTV, (b) a written waiver of the related condition to closing, or (c) an officer’s certificate to the effect that DIRECTV has received an opinion of its tax counsel with respect to such specified tax matters and the receipt of such ruling is waived by DIRECTV as a condition to the completion of the merger and replaced with a different condition regarding an absence of a change in applicable law.

•                  The appointment of Chase Carey’s successor as Chief Executive Officer of the DIRECTV Group and the new DIRECTV holding company will be subject to approval by at least 80% of the directors of the applicable board then in office.

•                  The individual appointed to fill the existing vacancy on the DIRECTV Group’s board of directors (and who would serve as a director of the new DIRECTV holding company) must be approved by at least 80% of the directors of the applicable board then in office.

•                  Any increase in the size of the DIRECTV Group’s board of directors to more than 12 before its next annual stockholder meeting and any increase in the size of the new DIRECTV holding company’s board of directors to more than 12 before its first annual stockholder meeting following the closing must be approved by at least 80% of the directors of the applicable board then in office.

•                  Mark Carleton, a current director of the DIRECTV Group, will resign from the DIRECTV Group board of directors contingent on the appointment of his successor, who must be an independent director of the DIRECTV Group for Nasdaq purposes, and such person will, assuming he or she meets the applicable qualifications, be appointed to the Nominating and Corporate Governance Committee and Compensation Committee of the DIRECTV Group’s board of directors.

In addition, the parties entered into an amendment (the Malone Agreement Amendment) to the related agreement among the DIRECTV Group, LEI, Liberty, John C. Malone, Chairman of the Boards of Liberty and the DIRECTV Group, and certain affiliated persons of Mr. Malone to correct typographical errors and make conforming changes based on the final provisions of the amended and restated certificate of incorporation of the new DIRECTV holding company.

The above discussion of the terms of the Merger Agreement Amendment and the Malone Agreement Amendment is qualified by reference to the full text of the Merger Agreement Amendment and the Malone Agreement Amendment filed as Exhibits 2.1 and 99.1, respectively, to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name

2.1

Amendment No. 1 to Agreement and Plan of Merger, dated as of July 29, 2009, by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc. and DTVG Two, Inc.

99.1

Amendment No. 1 to Voting and Right of First Refusal Agreement, dated as of July 29, 2009, by and among Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2009

LIBERTY MEDIA CORPORATION

By:	/s/ Mark E. Burton
Name: Mark E. Burton
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

2.1

Amendment No. 1 to Agreement and Plan of Merger, dated as of July 29, 2009, by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc. and DTVG Two, Inc.

99.1

Amendment No. 1 to Voting and Right of First Refusal Agreement, dated as of July 29, 2009, by and among Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A.